EXHIBIT 10.8

MANATRON, INC.
EMPLOYEE STOCK PURCHASE PLAN OF 2003

SECTION 1
PURPOSE OF PLAN

          The purpose of the Manatron, Inc. Employee Stock Purchase Plan of 2003 is to encourage Employees of the Company and the Company's Subsidiary to promote the best interests of the Company and to align the interests of Employees with the Company's shareholders by permitting Eligible Employees to purchase shares of the Company's Common Stock. The Plan is intended to comply with the provisions of Section 423 of the Code, and the Plan shall be administered, interpreted and construed in accordance with such provision.

          The Plan shall become effective on April 1, 2003; provided, however, that in no event shall the Plan become effective unless within 12 months of the date of its adoption by the Board of Directors it has been approved by the Company's shareholders. If the Company's shareholders do not approve the Plan at the 2003 Annual Meeting of Shareholders, the Plan shall terminate.

SECTION 2
DEFINITIONS

          The following words have the following meanings unless a different meaning is plainly required by the context:

          2.1          "Employee" means an employee of the Company or any Subsidiary.

          2.2          "Board" means the Board of Directors of the Company.

          2.3          "Committee" means the Stock Option Committee of the Board or such other committee as the Board may from time to time designate to administer the Plan.

          2.4          "Common Stock" means the Company's common stock.

          2.5          "Company" means Manatron, Inc., a Michigan corporation, and its successors and assigns.

          2.6          "Election Form" means a notice (in a form approved by the Committee) that an Eligible Employee must complete to participate in the Plan and authorize payroll deductions to be made on the Eligible Employee's behalf under the Plan.

          2.7          "Eligible Employees" means all present and future active Employees of the Company or any Subsidiary, except Employees whose customary employment by the Company or any Subsidiary is (a) 20 hours or less per week or (b) not more than five months in any calendar year.

          2.8           "Fair Market Value" as of any Stock Purchase Date means the closing price of the Common Stock reported on The Nasdaq SmallCap Market (or such other quotation system or stock exchange on which the Company's Common Stock may be traded on the date in question) on such Stock Purchase Date or, if such Stock Purchase Date is not a trading day, the most recent date on which shares of Common Stock were traded on The Nasdaq stock market (or such other quotation system or stock exchange). If the Company's Common Stock is not listed on Nasdaq or another quotation system or stock exchange on the Stock Purchase Date in question, the Fair Market Value shall be determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.

          2.9          "Investment Date" means each calendar quarter, beginning on the first day of each such calendar quarter and ending on the last day of such calendar quarter.

          2.10          "Investment Sharebuilder Account" means the account established on behalf of a Participant pursuant to Section 8.2 below, in which shares of Common Stock purchased under the Plan shall be held.

          2.11          "Participant" means an Eligible Employee who has elected to participate in the Plan in accordance with Section 6.1 below.

          2.12          "Payroll Deduction Account" means the account established on behalf of a Participant pursuant to Section 7.1 below, to which his or her payroll deductions shall be credited.

          2.13          "Permanent Disability" or "Disability" means an inability of a Participant to perform his or her employment duties due to physical or mental disability sufficient for the Participant to qualify for disability benefits under the general benefits policies of the Company and in effect from time to time.

          2.14          "Plan" means the Manatron, Inc. Employee Stock Purchase Plan of 2003 as set forth herein, as it may be amended from time to time.

          2.15          "Purchase Price" means the purchase price for a share of Common Stock to be paid by a Participant on a Stock Purchase Date, as determined under Section 8.1 below.

          2.16          "Retirement" means the voluntary termination of all employment by a Participant such that the Participant would qualify for retirement benefits from the Company or a Subsidiary under applicable retirement policies in effect from time to time.

          2.17          "Stock Purchase Date" means a date on which shares of Common Stock are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Stock Purchase Date shall be the last working day of each Investment Date during the term of the Plan.

          2.18          "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term "Subsidiary" includes present and future Subsidiaries of the Company.

SECTION 3
ADMINISTRATION

          3.1          General. The Committee shall administer the Plan at the expense of the Company. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan, including individuals who are employees of the Company or any Subsidiary. Subject to the express provisions of the Plan and based on the recommendations of the Chief Executive Officer, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to it, to waive any requirement of the Plan in whole or in part and on a general or case-by-case basis, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be as fully effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations, if any, for the conduct of its business as it considers advisable.

          3.2          Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4
STOCK SUBJECT TO THE PLAN

          4.1          Number of Shares of Common Stock. There shall be reserved for issuance to and purchase by Participants under the Plan an aggregate of 75,000 shares of Common Stock, subject to adjustment as provided in Section 4.2.

          4.2          Available Shares. Shares of Common Stock available under the Plan may be shares now or hereafter authorized but unissued, or shares that were once issued and subsequently reacquired by the Company. If any right to purchase reserved shares shall not be exercised by any Eligible Employee for any reason or if such right to purchase shall terminate as provided in this Plan, such shares which have not been so purchased under the Plan shall become available under the Plan unless the Plan shall have been terminated, but such unpurchased shares shall not be deemed to increase the aggregate number of shares specified above to be reserved for the Plan (subject to adjustment as provided in Section 4.3).

          4.3          Adjustments. In the event of a stock dividend, stock split, recapitalization, merger, reorganization, consolidation, combination or exchange of shares of Common Stock during the term of the Plan, the number of shares reserved and authorized to be issued under the Plan shall be adjusted proportionately, and such other adjustment shall be made as may be considered necessary or equitable by the Committee or the Board. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be considered equitable by the Committee or the Board to give proper effect to such change.

SECTION 5
ELIGIBILITY

          Participation in the Plan shall be open only to Eligible Employees. No option rights may be granted under the Plan to any person who is not an Eligible Employee. No Eligible Employee shall be granted option rights under the Plan if such Employee, immediately after receiving the grant of such option rights under the Plan, would own (as determined pursuant to Sections 423(b)(3) and 424(d) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

SECTION 6
PARTICIPATION AND WITHDRAWAL

          6.1          Election Form; Changes to Election Form.

          (a)          Participation by any Eligible Employee in the Plan shall be entirely voluntary. Any Eligible Employee may become a Participant by completing and delivering an Election Form to the Company. Such Eligible Employee shall become a Participant as of the first day of the next Investment Date following the delivery of his or her Election Form, provided that the Election Form has been delivered at least fifteen working days prior to the beginning of the first day of that Investment Date. If the Election Form has not been delivered at least fifteen working days prior to the beginning of the first day of that Investment Date, then such Eligible Employee shall become a Participant as of the first day of the second succeeding Investment Date. The Election Form will authorize specified regular payroll deductions (within the limits specified in

Section 7.2 below) from the Participant's periodic compensation during the time he or she is a Participant.

          (b)          Payroll deductions shall be made for each Participant in accordance with the Election Form and shall continue until the Participant's participation terminates, the Election Form is modified or the Plan is terminated. A Participant may at any time, but not more than twice during any period of 12 months, increase or decrease his or her payroll deduction (within the limits specified in Section 7.2 below) by delivering a new Election Form to the Company. The Company or the applicable Subsidiary shall deduct the modified amount from the Participant's payroll beginning with the first pay date to occur on or after fifteen working days after the new Election Form is properly delivered.

          6.2          Withdrawal. A Participant may elect at any time to terminate his or her participation in the Plan by written notice delivered to the Company no later than fifteen working days before a pay date, or by such other time as the Committee may from time to time determine. Upon any termination by a Participant: (a) the Participant shall cease to be a Participant; (b) his or her Election Form shall be revoked insofar as subsequent payroll deductions are concerned that occur on or after fifteen days after his or her withdrawal notice is delivered to the Company; (c) the amount in the Participant's Payroll Deduction Account, as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded to the Participant. Upon the former Participant's written request, the Company shall return to the Participant a certificate for the whole shares of Common Stock credited to the former Participant's Investment Sharebuilder Account at any time after the withdrawal notice becomes effective. An Eligible Employee who has terminated participation in the Plan shall not be eligible for reinstatement as a Participant for a period of six months after such termination.

          Except as provided in Section 9 below, if a Participant ceases to be an Eligible Employee, (a) no further payroll deductions shall be made on his or her behalf (b) the accumulated balance in his or her Payroll Deduction Account shall promptly be returned to the Participant (c) a certificate for the full shares of Common Stock credited to the Participant's Investment Sharebuilder Account shall promptly be forwarded to the Participant, the dollar amount of any remaining fractional shares of Common Stock credited to the former Participant's Investment Sharebuilder Account, determined based on the Fair Market Value of such fractional shares on the later of the date the former Participant's request is delivered to the Company or the date on which the withdrawal notice becomes effective.

SECTION 7
PAYROLL DEDUCTIONS

          7.1          Payroll Deduction Account. The Company and/or any Subsidiary will maintain a Payroll Deduction Account for each Participant. Authorized payroll deductions shall begin with the first pay date to occur on or after the first day of the first Investment Date with respect to which a Participant has elected (in accordance with Section 6.1) to participate in the Plan. Payments made by Participants through payroll deductions shall be credited to each Participant's Payroll Deduction Account. No amounts other than payroll deductions authorized under the Plan may be credited to a Participant's Payroll Deduction Account, unless the Committee otherwise consents in writing. No Participant shall be entitled to any interest on amounts held in his or her Payroll Deduction Account.

          7.2          Limits on Payroll Deductions. The amount of the payroll deduction specified by a Participant in his or her Election Form shall not be less than $5 or more than 10% of the Participant's base compensation for each pay period or such other amount as the Committee may determine in its sole discretion from time to time. Any such limit established by the Committee shall comply with the requirements of Section 423 of the Code. A Participant may only take payroll deductions from his or her base salary and not from a Participant's bonuses, incentive pay or commissions. The Company may, in lieu of payroll deductions, approve equivalent direct payments by a Participating Employee for deposit in his or her Payroll Deduction Account. All funds in Payroll Deduction Accounts may be used by the Company for any corporate purpose.

SECTION 8
PURCHASE AND SALE OF COMMON STOCK

          8.1          Purchase Price. The Purchase Price for each share of Common Stock purchased on a Stock Purchase Date shall be 85% of the Fair Market Value of the Common Stock as of that Stock Purchase Date, or such other price that the Committee may determine in its sole discretion from time to time that is at least 85% of such Fair Market Value.

          8.2          Method of Purchase.

          (a)          Except as otherwise provided herein, each Participant having funds in his or her Payroll Deduction Account on a Stock Purchase Date shall be deemed, without any further action, to have been granted and to have exercised his or her option to purchase the number of whole shares of Common Stock which the funds in his or her Payroll Deduction Account could purchase on the Stock Purchase Date. Options that are not exercised automatically shall expire immediately. No fractional shares shall be issued or purchased under the Plan. Funds not used to purchase whole shares shall remain in the Participant's Payroll Deduction Account for future purchases. If the number of available shares on a Stock Purchase Date is not sufficient to exhaust all Payroll Deduction

Accounts, the available shares shall be allocated in proportion to the funds available in each Payroll Deduction Account and the Plan shall thereafter terminate.

          (b)          All whole shares purchased shall be maintained in separate Investment Sharebuilder Accounts for Participants. Unless the Participant otherwise directs, any cash dividends paid with respect to the whole shares in a Participant's Investment Sharebuilder Account shall be, in the discretion of the Committee, either distributed to the Participant or applied to the Participant's Payroll Deduction Account for the purchase of whole shares, and shares so purchased shall be added to the shares held for a Participant in his or her Investment Sharebuilder Account. Any non-cash dividends paid with respect to the whole shares in a Participant's Investment Sharebuilder Account shall be added to the shares held for a Participant in his or her Investment Sharebuilder Account. Participants will be notified not less than annually as to the amount and status of their Payroll Deduction Accounts and Investment Sharebuilder Accounts.

          8.3          Limitation on Value of Common Stock to be Purchased. A Participant shall not have and may not exercise any option that would permit the Participant's rights to purchase Common Stock under the Plan to accrue at a rate that exceeds $25,000 of the fair market value of the Common Stock (determined at the time of the grant of the option) in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.

          8.4          Title of Accounts. Each Investment Sharebuilder Account may be in the name of the Participant or, if so indicated on the Election Form, in his or her name jointly or as tenants in common with a member of the Participant's family, with right of survivorship. With the Committee's consent, a Participant may be permitted to (a) designate a beneficiary to receive the Common Stock held in the Participant's Investment Sharebuilder Account upon death or (b) transfer the Common Stock held in the Investment Sharebuilder Account to a revocable trust for the benefit of the Participant.

          8.5          Rights as a Shareholder. After a Participant's Payroll Deduction Account has been charged with the amount of the Purchase Price, the Participant shall have all of the rights and privileges of a shareholder of the Company with respect to whole shares purchased under the Plan and held in the Investment Sharebuilder Account, whether or not certificates representing the shares shall have been issued. In addition to the provisions specified in the Plan relating to termination of a Participant's participation in the Plan, a Participant may withdraw the shares in his or her Investment Sharebuilder Account at regular intervals established by the Committee, which shall be at least once per year. A Participant may withdraw shares held in his or her Investment Sharebuilder Account by providing written notice to the Company's Chief Financial Officer or his or her designee. A Participant's written notice must provide the number of shares a Participant intends to withdraw. Upon receiving a Participant's written notice, the Company will deliver the share certificates, titled as indicated in the Election Form, to the Participant within fifteen days.

          8.6          Sale of Shares. The Company will not sell shares held in an Investment Sharebuilder Account on behalf of a Participant. A Participant wishing to sell his or her shares must first withdraw the shares as provided in Section 8.5 above.

SECTION 9
RIGHTS ON DEATH, RETIREMENT OR PERMANENT DISABILITY

          9.1          Death. If a Participant dies during an Investment Date, no further contributions on behalf of the deceased Participant shall be made. The executor or administrator of the deceased Participant's estate may elect to withdraw the balance in the Participant's Payroll Deduction Account by notifying the Company in writing at least fifteen working days before the Stock Purchase Date in respect of such Investment Date. If no election to withdraw has been made, the balance accumulated in the deceased Participant's Payroll Deduction Account shall be used to purchase shares of Common Stock on the next Stock Purchase Date in accordance with Section 8 of the Plan. The Company shall deliver a written statement of the number of whole shares that such deceased Participant purchased under the Plan to his or her executor or administrator upon request. The Company shall deliver any amounts remaining in the deceased Participant's Payroll Deduction Account after the last applicable Stock Purchase Date to his or her executor or administrator or such other person designated on the Election Form.

          9.2          Retirement or Permanent Disability. If, during an Investment Date, a Participant (a) Retires or (b) incurs a Permanent Disability, no further contributions on behalf of the Retired or Disabled Participant shall be made. A Retired or Disabled Participant may elect to withdraw the balance in his or her Payroll Deduction Account by notifying the Company in writing at least fifteen working days before the Stock Purchase Date in respect of such Investment Date. If no election to withdraw has been made, the balance accumulated in the Retired or Disabled Participant's Payroll Deduction Account shall be used to purchase shares of Common Stock on the next Stock Purchase Date in accordance with Section 8 of the Plan. The Company shall deliver a written statement of the number of whole shares that such Retired or Disabled Participant purchased under the Plan to such Retired or Disabled Participant's upon request. The Company shall deliver any amounts remaining in the Retired or Disabled Participant's Payroll Deduction Account after the last applicable Stock Purchase Date to such Retired or Disabled Participant.

          If a Retired or Disabled Participant dies during the Investment Date of such Participant's Retirement or Permanent Disability and such Participant did not notify the Company of his or her desire to withdraw the balance in his or her Payroll Deduction Account, the executor or administrator of such Participant's estate or other legal title holder shall have all the rights provided pursuant to Section 9.1.

SECTION 10
GENERAL PROVISIONS

          10.1          Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only by the Participant. Any attempted assignment, transfer or alienation not in compliance with the terms of the Plan shall be null and void for all purposes and respects.

          10.2          Amendment or Suspension of the Plan. The Committee or the Board may at any time, and from time to time, amend the Plan in any respect or suspend the operation of the Plan, provided, however, the Plan may not, without appropriate approval of the Company's shareholders, be amended in any way that will cause the Plan to fail to meet the requirements of Section 423 of the Code. Any amendments to the Plan required under the Code to be approved by the Company's shareholders shall not become effective unless and until such shareholder approval is obtained in accordance with the requirements of the Code.

          10.3          Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate at the earliest of: (a) when all shares of Common Stock reserved under the Plan have been purchased; (b) at any time, at the discretion of the Committee or the Board or (c) on March 31, 2008. Notice of termination shall be given to all Participants, but any failure to give notice shall not impair the termination. Upon termination of the Plan, all amounts in Payroll Deduction Accounts of Participants and all Common Stock held in Investment Sharebuilder Accounts of Participants shall promptly be returned to such Participants.

          10.4          Governing Law; Compliance with Law. The Plan shall be construed in accordance the laws of the state of Michigan. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant's participation in the Plan.

          10.5          Not an Employment Contract. The Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any Eligible Employee or Participant or to be consideration or inducement for the employment of any Eligible Employee or Participant. The Plan shall not be deemed to give any Participant or Eligible Employee the right to be retained as an Employee or in any other service of the Company or any Subsidiary, or to interfere with the right of the Company or any Subsidiary to discharge any Participant or Eligible Employee at any time regardless of the effect that such discharge shall have upon such person as a participant in the Plan.

          10.6          Investment Intent. The Committee may require a Participant to confirm that he or she is purchasing with investment intent and not with a view to resale or other distribution.

          10.7          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.